EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-174043 and 333-183505) and Form S-8 (No. 333-151317), of Western Gas Partners, LP of our report dated April 19, 2013, with respect to the balance sheet of Western Gas Partners, LP’s Non-Operated Marcellus Interest as of December 31, 2012, and the related statements of income, net investment by Anadarko, and cash flows for the year then ended, which report appears in the Current Report on Form 8-K/A of Western Gas Partners, LP dated April 19, 2013.

/s/ KPMG LLP

Houston, Texas

April 19, 2013